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                                                                     Exhibit 2.3

                              SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


                  THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Second Amendment"), dated as of January 22, 2001, is made by and among SHILOH INDUSTRIES, INC., a Delaware corporation (the "Parent"), SHILOH AUTOMOTIVE, INC., an Ohio corporation ("Buyer"), and MTD PRODUCTS INC, an Ohio corporation ("Seller").

                                    RECITALS

                  WHEREAS, the Parent, Buyer and Seller entered into a certain Asset Purchase Agreement, dated as of June 21, 1999 (the "Purchase Agreement") for the sale and purchase of substantially all of the assets of the unincorporated automotive division of Seller; and

                  WHEREAS, the parties amended the Purchase Agreement by a First Amendment to Asset Purchase Agreement, dated as of August 31, 1999; and

                  WHEREAS, the closing of the transaction contemplated under the Purchase Agreement occurred effective as of November 1, 1999; and

                  WHEREAS, pursuant to Section 10.11 of the Purchase Agreement, the parties hereto desire to further amend said Purchase Agreement as more fully set forth herein; and

                  WHEREAS, the parties hereto acknowledge and agree that, after obtaining and reviewing the financial results of the operations of the Division and after making appropriate adjustments thereto, (i) the First Year EBITDA is Ten Million Five Hundred Twenty-Two Thousand Six Hundred Ninety Six Dollars ($10,522,696.00) and (ii) according to Section 2.8 of the Purchase Agreement, the Excess Earnout Amount is Eight Million Ninety Thousand Seven Hundred Eighty Four Dollars ($8,090,784.00), which amount was calculated as follows: First Year Earnout Amount less $8,500,000.00, or $2,022,696.00, multiplied by four (4); and

                  WHEREAS, the Earnout Amount is payable one-half (1/2) in shares of Parent Common Stock in the amount of Two Hundred Eighty Eight Thousand Nine Hundred Sixty (288,960) and one-half (1/2) in cash.

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                  1. CERTAIN DEFINITIONS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to them in the Purchase Agreement.

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                  2. EARNOUT. Notwithstanding any provision contained in Section
2.8 of the Purchase Agreement to the contrary, Buyer and Seller agree that with respect to the payout of one-half of the Earnout Amount, i.e., $4,045,392.00 in cash as provided by Section 2.8 of the Purchase Agreement (the "Cash Earnout Amount"), Buyer shall satisfy its obligations with respect to the Cash Earnout Amount by executing and delivering to Seller the Cognovit Promissory Note, in substantially the form attached hereto as Exhibit A (the "Note"). Buyer and Parent (as its interest may appear) hereby waive their right to withhold and set-off against the Cash Earnout Amount reflected in the Note the amount of any claim for indemnification or payment of Losses or any amounts payable by Seller to Buyer as set forth in Section 2.8(b)(iv) thereof, which such sub-paragraph
(iv) shall be deemed to be deleted from the Purchase Agreement in its entirety. All of the parties hereto waive any rights to contest or object to the calculation of the Earnout Amount as may be set forth in Section 2.8(d) of the Purchase Agreement, and hereby release any claims or rights set forth therein.

                  3. COVENANT REGARDING CAPITAL EXPENDITURES. In consideration of the amended Cash Earnout Amount payment terms and conditions set forth in
Section 2 of this Second Amendment, and other good and valuable consideration, Parent, Buyer and Seller hereby agree that Seller shall pay to Buyer by wire transfer the amount of One Million Seven Hundred Forty Dollars ($1,000,740.00) to satisfy and discharge in full all of Seller's obligations under Section 4.4(d) of the Purchase Agreement. Such amount shall be payable upon execution and delivery of this Second Amendment. Upon execution of this Second Amendment, except for the payment of the amounts referenced in this Section 3, Seller shall have no further or additional obligation or liability under Section 4.4(d) of the Purchase Agreement, which shall be discharged and released in its entirety, and shall be of no further force or effect.

                  4. EFFECT OF SECOND AMENDMENT. Except as specifically provided herein, this Second Amendment does not in any way waive, amend, modify, affect or impair the terms and conditions of the Purchase Agreement, and all terms and conditions of the Purchase Agreement are to remain in full force and effect unless otherwise specifically amended, waived or changed pursuant to this Second Amendment.

                  5. ENTIRE AGREEMENT. This Second Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein.

                  6. COUNTERPARTS. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

                  7. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE



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STATE OF OHIO, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be duly executed and delivered as of the date first above written.

                               SHILOH INDUSTRIES, INC.

                               /s/ Craig A. Stacy
                               -------------------------------------------------
                               By:  Craig A. Stacy
                               Its: Chief Financial Officer


                               SHILOH AUTOMOTIVE, INC.

                               /s/ Craig A. Stacy
                               -------------------------------------------------
                               By:  Craig A. Stacy
                               Its: Treasurer


                               MTD PRODUCTS INC

                               /s/ Ronald C. Houser
                               -------------------------------------------------
                               By:  Ronald C. Houser
                               Its: Executive Vice President and Chief Financial
                                    Officer



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